EXHIBIT 10.56

August 23, 2002

Mr. James M. Stanich
707 Kingman Avenue
Santa Monica, CA 90402

Re: Assistance Agreement and Release

Dear Jim:

This Assistance Agreement and Release (the “Agreement”) sets forth our mutual understanding concerning the resignation of your employment with National Golf Operating Partnership, L.P., a Delaware limited partnership (“NGOP”), National Golf Properties, Inc., a Maryland corporation (“NGP”), which is the general partner of NGOP (NGOP and NGP are collectively referred to herein as the “Company”), and their respective subsidiaries and affiliates, and your agreement to assist the Company following such resignation. You agree that the payments and benefits set forth herein are in full and complete satisfaction of all obligations of the Company and its subsidiaries and affiliates to you upon a termination of your employment, including any obligations under the terms of the Employment Agreement between you and the Company, dated January 30, 1998 (the “Employment Agreement”). You agree that you are not legally entitled to receive all of the payments and benefits hereunder.

1.  Resignation.    Your employment with the Company and its respective subsidiaries and affiliates was terminated in all respects as of April 23, 2002 (the “Termination Date”) by you for “Good Reason.” In that regard, you resigned, as of the Termination Date, from your position as President of the Company and from all other positions, and offices with the Company and any of its subsidiaries and affiliates, other than your membership on the Board of Directors of NGP (the “Board”).

2.  Settlement of Obligations.

(a)  Consideration.    You are currently receiving the severance benefits provided under Section 7(a) of the Employment Agreement, in satisfaction of the obligations to you upon termination of your employment for Good Reason pursuant to Section 6(e) of the Employment Agreement, and the Company agrees to continue to provide you such severance benefits during the Severance Period (as defined herein). Subject to your continued compliance with the terms of this Agreement and the non-revocation of the release set forth in Section 7 hereof prior to the Effective Date, and in consideration of the covenants and the release set forth in this Agreement, the “Severance Period” (as defined in Section 7(a) of the Employment Agreement) will be increased by six (6) months and approximately three (3) weeks from eighteen (18) calendar months, so that the Severance Period will end on May 19, 2004, as opposed to October 22, 2003. A summary of any other compensation that you are entitled to receive and the amounts that you owe the Company is attached hereto as Exhibit A. The amounts owed by you to the Company will be offset from the payment for your accrued vacation and your severance payments. With respect to your continued participation in any healthcare plans of the Company during the Severance Period, the Company will reimburse you for the cost of the premiums for such coverage, but it will be your obligation to remit those premiums to the insurance carrier in a timely manner, and you understand and agree that if you fail to do so, your coverage will be cancelled and the Company shall be released from the obligation to continue your participation in its healthcare plans. The healthcare coverage provided to Executive during the Severance Period shall be subject to and on a basis comparable in the aggregate with the terms and conditions of the Company’s healthcare plans including any successor plans, provided, however, in the event the Company terminates or discontinues its healthcare plans or any successor plans, the Company shall remain obligated to make available to Executive healthcare coverage comparable in the aggregate (or reimburse Executive for same) during the Severance Period. You understand and agree that your participation during the Severance Period will run simultaneously with, and therefore reduce, the coverage continuation period under “COBRA,” to the extent applicable. Except with respect to your accrued and vested rights under the NGP tax-qualified 401(k) plan and the NGP Deferred Compensation Plan, and as otherwise expressly provided herein, you will not be entitled to any compensation, severance or benefits from the Company or any of its subsidiaries or affiliates after the Termination Date. Notwithstanding the foregoing, following the Termination Date, while serving as a member of the Board, you will be eligible to receive the benefits generally provided to other non-employee directors as in effect from time to time, and the Indemnification Agreement between you and the Company, dated as of December 14, 2001 (the “Indemnification Agreement”), will continue in accordance with the terms thereof.

(b)  You agree and understand that the Company will deduct all applicable withholding taxes from any payments made or benefits provided to you under this Agreement or otherwise.

3.  Confidential Information/Non-Disclosure of Agreement.

(a)  Confidential Information.    You will hold in a fiduciary capacity for the benefit of the Company and its subsidiaries and affiliates all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of its products or services, business methods, operating procedures or programs or methods of promotion and sale) that you obtained during your employment by the Company or any of its subsidiaries or affiliates and that is not public knowledge (other than as a result of your violation of this Section 3(a)) (“Confidential Information”). For the purposes of this Section 3(a), information will not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. You will not communicate, divulge or disseminate Confidential Information at any time after your employment with the Company or any of its subsidiaries or affiliates, except with the prior written consent of the Company or as otherwise required by law or legal process. This provision is intended to protect the Confidential Information and the goodwill of the Company associated therewith, but it is not a prohibition on your becoming an employee of another employer.

(b)  Non-Disclosure of Agreement.    You will hold the existence of and terms and conditions of this Agreement confidential, except for disclosure (i) to legal and financial advisors, who will be instructed by you to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof and (ii) required by order of a court or other body having jurisdiction over such matter.

4.  Mutual Non-Disparagement.    You will not, and will not encourage any other person to, make or publish any statement, or release any information (in public or private), written or otherwise, that (a) disparages or defames the Company, its subsidiaries or affiliates, any of their respective current or former members, directors, officers or employees or (b) encourages any adverse action against the Company, its subsidiaries or affiliates, or any of their respective current or former members, directors, officers or employees. You further agree not to make any negative statements, written or oral, relating to your employment or termination of employment, or any aspect of the business of the Company, its subsidiaries or affiliates. The Company and its officers and directors will not, and will not encourage any other person to, make or publish any statement, or release any information (in public or private), written or otherwise, that (i) disparages or defames you or (ii) encourages any adverse action against you. The Company agrees not to make any negative statements, written or oral, relating to your employment or termination of employment, or any aspect of your performance as an employee or director of the Company, its subsidiaries or affiliates. Notwithstanding the foregoing, nothing in this Section 4 will prohibit any person from making truthful statements when required by law or legal process.

5.  Assistance.    From and after the date of this Agreement, (a) as may be reasonably requested by the Company, you will make yourself available to assist the Company and its subsidiaries or affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify or be deposed, and (b) you will promptly respond to all reasonable requests by the Company, its subsidiaries and affiliates relating to information concerning Company and its subsidiaries or affiliates which may be in your possession. You will be reimbursed for all reasonable and documented out-of-pocket expenses incurred by you in connection with the assistance that you provide the Company pursuant to the foregoing clauses (a) and (b), to the extent such assistance is not otherwise necessitated by your position as a member of the Board prior to or after the Termination Date (for which you will be reimbursed on the same basis as all other non-employee members of the Board). Nothing contained herein shall limit or reduce your obligations to be available to and to assist the Company in connection with your service as a member of the Board, whether prior to or after the Termination Date.

6.  Return of Property.    Your hereby represent that on the Termination Date, you surrendered to the Company all property of the Company and its subsidiaries or affiliates in your possession or over which you had control and all property made available to you in connection with your employment by the Company or its subsidiaries or affiliates, in whatever form, including, without limitation, any and all items, records, manuals, customer lists, notebooks, computers, credit cards, entry cards, identification badges, keys, cellular phones, computer programs and records, files, memoranda, reports, documents, software, files, papers, and similar items, electronically stored information and documents acquired, possessed or reviewed by you in connection with your employment.

7.  Release.

(a)  General Release.    In consideration of the payments and benefits provided to you by the Company under this Agreement, to which you are not otherwise entitled, you, on behalf of yourself, your heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) hereby release and forever discharge the Company, its subsidiaries, divisions and affiliates and each of their respective current and former members, directors, officers, employees, consultants, advisors, trustees and agents, including, without limitation, all persons acting by, through, under or in concert with any of them (collectively, “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) (“Claims”) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and, in particular, including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act), national origin, religion, disability, or any other unlawful criterion or circumstance which you and the Releasors had, now have, or may have in the future against each or any of the Releasees prior to the date of this Agreement relating to your employment with and termination from the Company, including its subsidiaries and affiliates; provided, however, that the release set forth in this Section 7 will not apply to the obligations of the Company under Section 2 of this Agreement and under the Indemnification Agreement. You further agree that the payments and benefits described in Section 2 of this Agreement will be in full satisfaction of any and all claims for payments or benefits that you may have against the Company or any of its subsidiaries or affiliates arising out of your employment relationship with the Company or any of its subsidiaries or affiliates and the termination thereof, including without limitation, any rights, payments or benefits to which you may have been entitled under the Employment Agreement.

(b)  Specific Release of ADEA Claims.    In consideration of the payments and benefits provided to you under this Agreement, to which you are not otherwise entitled, you hereby release and forever discharge the Releasees from any and all Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you were given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 7(b) only in exchange for consideration in addition to anything of value to which you are already entitled.

(c)  Release of Known and Unknown Claims.    You acknowledge that your release of Claims under this Agreement covers any and all rights and benefits that you have or may have in the future, whether known or unknown, and you waive any and all rights under the laws of any state (expressly including but not limited to Section 1542 of the California Civil Code), which is substantially similar in wording or effect as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Upon execution and non-revocation of this Agreement, you shall be deemed to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code.

8.  Miscellaneous.

(a)  Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties hereto and superseded any prior agreements or understandings, including, without limitation, the Employment Agreement.

(b)  Disputes/Legal Fees.    Except as otherwise provided in Section 8(d) hereof, any dispute or controversy arising under, out of, or in connection with, this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Los Angeles, California, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach or default under this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted. Any legal fees or expenses incurred by you in connection with your termination of employment and the negotiation of this Agreement are your sole liability and responsibility and will not be reimbursable by the Company.

(c)  Governing Law.    This Agreement will be governed by, and construed in accordance with, the laws of the State of California, without regard to its conflict of laws principles which would result in the application of the laws of another jurisdiction.

(d)  Severability/Savings/Remedies.    A determination by a court or arbitrator of competent jurisdiction that any one or more portions, provisions or clauses of this Agreement is invalid, illegal, or unenforceable will not affect the validity, legality or enforceability of the remaining portion, provisions and clauses of this Agreement. You acknowledge and agree that: (i) because of the nature of the business in which the Company and its subsidiaries and affiliates are engaged and because of the nature of the Confidential Information to which you have and will have access, it would be impractical and excessively difficult to determine the actual damages of the Company and its subsidiaries and affiliates in the event you breached any of the covenants of this Agreement and (ii) remedies at law (such as monetary damages) for any breach of your obligations under this Agreement would be inadequate. You therefore agree and consent that if you commit any breach of a covenant under this Agreement or threaten to commit any such breach, the Company will have the right (in addition to, and not in lieu of, any other right or remedy that may be available to them) to temporary and permanent injunctive relief from a court of competent jurisdiction. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, you and the Company hereby agree that such court will have jurisdiction to reform this letter agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Agreement are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

(e)  Successor.    This Agreement is personal to you and without the prior written consent of the Company will not be assignable by you other than by the laws of descent and distribution. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. In the event of your death prior to the payment of all amounts payable under Section 2 hereof, any remaining payments will be made to your spouse or to your estate in the event of her death.

(f)  Binding Agreement/Amendment.    The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding. This Agreement may be amended, modified or changed only by a written instrument executed by you and the Company.

(g)  Effective Date.    This Agreement will become effective, enforceable and irrevocable at 5 p.m. (west coast time) on the eighth day after the date on which it is executed by you (the “Effective Date”). During the seven-day period prior to the Effective Date, you may revoke your agreement to accept the terms hereof by notifying the Company of your intention to revoke in writing. If you exercise your right to revoke hereunder, you will not be entitled to receive any of the payments or benefits provided for herein. You have twenty-one (21) days to consider the terms of this Agreement, although you may execute it sooner if you wish to do so.

(h)  Voluntary Agreement.    The parties agree that they have entered into this Agreement voluntarily and knowingly, and that they have discussed the Agreement with counsel and understand its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 23th day of August, 2002.

NATIONAL GOLF OPERATING PARTNERSHIP, L.P.

By:	/S/ NEIL M. MILLER

Name: Neil M. Miller Title: Chief Financial Officer, Acting General Counsel and Secretary

NATIONAL GOLF PROPERTIES, INC.

By:	/S/ NEIL M. MILLER

Name: Neil M. Miller Title: Chief Financial Officer, Acting General Counsel and Secretary

Accepted and Agreed as of
August 23, 2002:

/S/    JAMES M. STANICH

James M. Stanich

EXHIBIT “A”
OTHER COMPENSATION

2002 Bonus (1)	$42,113.00
Accrued Vacation (1)	17,128.00
Account Receivable Forgiveness (1)	25,878.94
Purchase Price for Stock Vestings: 1999-2002	(400.00)

Total	$84,719.94

Accelerated Vesting of 2003 Restricted Stock Amortization (1)(2)	10,000 shares

(1)	Subject to applicable withholding and payroll taxes
(2)	For payroll, value equals $79,100 (10,000 shares multiplied by closing stock price on 4-23-02 less purchase price per share ($7.92 – $0.01 = $7.91))